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                                                                     EXHIBIT (l)


                     Cohen & Steers Realty Shares, Inc.
                             757 Third Avenue
                          New York, New York 10017


                                          June 12, 1991

Cohen & Steers
  Capital Management, Inc.
757 Third Avenue
New York, New York, 10017

Dear Sirs:

    Cohen & Steers Realty Shares, Inc. (the 'Fund') hereby accepts your offer to purchase 4,000 shares at a price of $25.00 per share for an aggregate purchase price of $100,000. This Agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

    Any redemption of these shares by you will be reduced by a pro rate portion of any then unamortized organization expenses of the Fund. This proration will be calculated by dividing the number of shares to be redeemed by the aggregate number of shares held which represent the initial capital of the Fund.

                                          Sincerely,

                                          COHEN & STEERS REALTY SHARES, INC.

                                          By:  Martin Cohen, President
                                               .................................

Accepted:

COHEN & STEERS REALTY SHARES, INC.

By: Martin Cohen
    .................................
                President